January 26, 1998





U.S. Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C., 20549



Re: Berkeley Capital Management Funds

        Rule 24f-2 Notice

        CIK#: 0001026977

        1933 Act Registration No: 333-16093

        1940 Act File No. : 811-07923



Dear Ladies and Gentlemen:



On behalf of the Berkeley Capital Management Funds (the "Registrant") and pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, transmitted herewith for filing, via EDGAR, is One (1) copy of the Registrant's Rule 24f-2 Notice for the fiscal year ended on October 31, 1997.



Please note that the $29.50 filing fee was wired to Mellon Bank in Pittsburgh on January 16, 1997.





Any questions with respect to this registration notice should be directed to the undersigned at 414-287-3851. Thank you for your assistance in handling this matter.



Respectfully,





Dana L. Armour

Trust Officer, Firstar Trust Company